Exhibit 10.1

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER 17 C.F.R. SECTIONS 24b-2, 200.80 (B)(4) AND 230.406.

SUPPLY AGREEMENT

by and between

SYNTHES USA SALES, LLC

and

KNC NOR ACQUISITION SUB, INC.

Dated as of May 24, 2011

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	9.3.	Survival	18

10.	REPRESENTATIONS AND WARRANTIES		18
	10.1.	Representations and Warranties of Each Party	18
	10.2.	Representations and Warranties of KNC	19
	10.3.	Representations and Warranties of Synthes	19
	10.4.	No Additional Warranties	19

11.	MISCELLANEOUS		19
	11.1.	Relationship of Parties	19
	11.2.	Public Announcements	19
	11.3.	Entire Agreement	20
	11.4.	Further Actions	20
	11.5.	Waiver	20
	11.6.	Severability	20
	11.7.	Headings	20
	11.8.	Execution in Counterparts	20
	11.9.	Amendments	20
	11.10.	Assignment	20
	11.11.	Notices	21
	11.12.	Force Majeure	21
	11.13.	Limitation of Liability	22
	11.14.	Dispute Resolution	22
	11.15.	No Third Party Rights	22
	11.16.	Change of Control	22

iii

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated as of May 24, 2011 (“Effective Date”), is made and entered into by and between Synthes USA Sales, LLC, having its principal place of business at 1302 Wrights Lane East, West Chester, Pennsylvania 19380 (“Synthes”), and KNC NOR Acquisition Sub, Inc. (“KNC” or “Supplier”), a subsidiary of Kensey Nash Corporation, having its principal place of business at 735 Pennsylvania Drive, Exton, PA 19341.

Background

WHEREAS, Synthes has developed certain products as more specifically set forth in Exhibit 1.7, and as further defined below; and

WHEREAS, KNC and Norian Corporation (an Affiliate of Synthes) have entered into an Asset Purchase Agreement dated May 24, 2011 (the “Purchase Agreement”) and one of the conditions to closing under that Purchase Agreement (“Closing”) is that Synthes and Supplier shall execute and deliver this Agreement; and

WHEREAS, following the Closing, KNC has agreed to manufacture and sell the Exclusive Products exclusively to Synthes and Synthes has agreed to purchase all of its requirements of Products from Supplier, all on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.	DEFINITIONS

1.1. “Additional Products” shall mean all Products other than any Initial Products.

1.2. “Affiliate” shall mean with respect to any party, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such party. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

1.3. “Binding Forecast” shall have the meaning set forth in Section 2.3.

1.4. “Confidential Information” shall have the meaning set forth in Section 7.

1.5. “Conveyed Patents” shall mean those Norian-owned patents conveyed to KNC by Synthes under the Purchase Agreement.

1.6. “Cost” for a Product shall mean costs for materials and manufacturing, excluding SG&A, determined in accordance with U.S. GAAP.

1.7. “Exclusive Product” shall mean each product set forth in Exhibit 1.7, which may be amended as the parties agree.

1.8. “FDA” shall mean the United States Food and Drug Administration.

1.9. “Forecast” shall have the meaning set forth in Section 2.3.

1.10. “Future Synthes Affiliate” means any person or entity who, as of the date hereof, is not an Affiliate of Synthes but who, during the Term, becomes an Affiliate of Synthes as a result of the acquisition of more than 50% of the stock of Synthes or any Affiliate of Synthes (including, without limitation, by way of a merger, exchange, tender offer or any other type of business combination) or substantially all of the assets of Synthes or any Affiliate of Synthes.

1.11. “Initial Forecast” shall mean the forecast for the initial year of the Agreement, as set forth on Exhibit 1.11.

1.12. “Initial Products” shall mean all Products set forth on Exhibit 2.6.1(a)-1.

1.13. “Intellectual Property” shall mean any and all patents, inventions, copyrights, trademarks, trade secrets, know-how, and any other proprietary or confidential information.

1.14. “KNC Intellectual Property” shall mean all Intellectual Property invented, conceived, developed and/or reduced to practice by KNC’s employee(s), consultant(s) or other agent(s), solely or jointly with a third party who is not a party to this Agreement, or acquired by KNC (including the Intellectual Property acquired by KNC in connection with the transactions contemplated by the Purchase Agreement), which directly and substantially relates to a Product.

1.15. “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar law, ordinance, regulation, rule, code, order, or requirement.

1.16. “Manufacturing Right” shall have the meaning set forth in Section 2.8.3.

1.17. “Product” shall mean all Exclusive Products and Related Products.

1.18. “Related Product” shall mean any product, including any line extension or improvement to a Product, that (a) is covered by (i) Synthes Intellectual Property that is related to an Exclusive Product, or (ii) the Conveyed Patents, (b) is used for the same indication as the Exclusive Product, and (c) utilizes substantially similar raw materials and manufacturing process as an Exclusive Product. Notwithstanding the foregoing, any product that would otherwise be deemed a Related Product due to clauses (a)(ii), (b) and (c) above, but that does not compete with any other Product, shall not be deemed a Related Product.

1.19. “Revenue” shall mean all revenue received, minus all taxes (other than income taxes) paid, freight charges paid, discounts (other than pursuant to Section 2.6.1(b) below) given, Product returns and other allowances made in connection with such revenue, in each case as calculated in accordance with GAAP and consistent with the past practices of KNC.

1.20. “Saleable Products” shall mean finished, packaged and sterilized Product meeting all Specifications and complying with all applicable FDA and Medical Device Directive requirements.

1.21. “Specifications” shall mean specifications for the Products delivered by Synthes to KNC via electronic transmission at 10:53 a.m. Eastern time on April 27, 2011, which may be amended as the parties agree.

1.22. “Supply Minimum” shall mean KNC’s failure to supply Saleable Products in an amount of at least seventy-five percent (75%) of the aggregate Binding Forecasts for Saleable Products for any six (6) consecutive month period.

1.23. “Synthes Intellectual Property” shall mean all Intellectual Property invented, conceived, developed and/or reduced to practice by Synthes or any Affiliate of Synthes (other than a Future Synthes Affiliate), or any employee(s), consultant(s) or other agent(s) of Synthes or any Affiliate of Synthes (other than a Future Synthes Affiliate), solely or jointly with a third party who is not a party to this Agreement, or acquired by (including any license or sublicense from a third party) Synthes or any Affiliate of Synthes (other than a Future Synthes Affiliate), which directly and substantially relates to a Product or the manufacture of a Product, but excluding any Intellectual Property acquired by KNC in connection with the transactions contemplated by the Purchase Agreement; provided that, in the event that Intellectual Property necessary to manufacture a Product is invented, conceived, developed and/or reduced to practice by a Future Synthes Affiliate with the intent, in whole or in part, of such Intellectual Property not being deemed Synthes Intellectual Property, then such Intellectual Property shall be deemed Synthes Intellectual Property.

1.24. “Term” shall have the meaning set forth in Section 9.1.

1.25. “Transfer Price” shall have the meaning set forth in Section 2.6.1.

2.	MANUFACTURING AND SALE

2.1. Exclusivity and Non-Compete Requirements.

2.1.1. During the Term, Synthes agrees to purchase from KNC, and KNC agrees to deliver to Synthes, all of Synthes’ and its Affiliates’ requirements for the Products, all in accordance with the terms and conditions of this Agreement. During the Term, Synthes shall use commercially reasonable efforts to market, sell and distribute the Products. KNC shall not manufacture, sell or transfer the Products to any party other than Synthes or as Synthes directs. With respect to each of the Conveyed Patents, KNC agrees, on behalf of itself and all persons who may subsequently acquire any rights in and to or under the Conveyed Patents, other than Synthes or any Affiliate of Synthes, that from the Effective Date, and until the earlier of the expiration of such patent or the termination of this Agreement by KNC as a result of the occurrence of any event set forth in Section 9.2.1, it shall not practice or otherwise use such Conveyed Patent to develop, have developed, make, have made, manufacture, have manufactured, commercialize, or have commercialized any product that competes with a Product.

2.1.2. Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge that KNC manufactures, sells and transfers products that incorporate the KNC Intellectual Property to companies that manufacture and/or develop products that may compete with the Products (collectively, “KNC Additional Business”). Subject to the limitations on use of the Synthes Intellectual Property set forth in Section 4.2, nothing in this Agreement shall preclude or otherwise limit KNC from engaging in KNC Additional Business.

2.2. Products.

The Exclusive Products will be initially those products identified on Exhibit 1.7. Exclusive Products may be added to Exhibit 1.7 as mutually agreed to by the parties.

2.3. Forecasts.

Synthes shall provide to KNC each month a rolling forecast of its requirements for Saleable Products, sales samples, training materials, and demonstration materials for the following twelve (12) months (the “Forecasts”). The Forecast for the first three months shall be binding (a “Binding Forecast”), and the Forecast for the remaining nine months shall be a nonbinding estimate. Following the initial Forecast, KNC shall have no obligation to fulfill an increase in quantity of Products of more than ten percent (10%) over the forecast quantity for the immediately preceding month.

2.4. Per-Order Minimums.

Consistent with Synthes’ current practice with respect to the manufacture of Products, each purchase order provided by Synthes to KNC for a Product which has an intermediate product shall be for a quantity which permits the manufacture of not less than 150-300 units of intermediate product by unit size. Minimum orders for a Product without an intermediate product shall be based on historical practices. KNC may, but shall have no obligation to, fulfill an order that does not meet the foregoing minimum order requirement. KNC shall promptly notify Synthes if KNC rejects an order for failing to meet the minimum order requirement.

2.5. Manufacturing.

2.5.1. KNC shall manufacture Products hereunder in conformance with the Specifications and with industry-standard good manufacturing practices and quality management procedures. Synthes shall have the right to reject any Products or other items which do not conform to such Specifications; provided, however, KNC shall have a reasonable time to cure any such deficiency which it may confirm. In order to reject a shipment or portion thereof, Synthes must give KNC, within sixty (60) days of receipt of shipment, a reasonably detailed written statement of its reasons for rejection and, if available, Product samples demonstrating the purported nonconformance and requesting that KNC either remedy or provide a reasonable plan to promptly remedy such nonconformance. If no such statement is received by KNC then Synthes shall be deemed to have accepted the shipment of Product. In the event of timely rejection by Synthes, KNC shall, within five (5) business days after receipt thereof, notify Synthes whether it accepts Synthes’ notice of nonconformity or it shall be deemed to accept such notice. However:

2.5.2. If KNC disagrees with any purported nonconformity claimed by Synthes, then both parties agree to cooperate in good faith and make every reasonable effort to resolve the disagreement. If KNC confirms Synthes’ rejection, KNC shall, at its sole expense and option, and in a reasonably prompt manner, either replace returned nonconforming Product with conforming Product or refund to Synthes the Transfer Price paid with respect thereto, if any; and

2.5.3. Product shall be returned to KNC in a manner and to the destination prescribed by KNC. KNC shall provide written instructions for disposition of rejected Product and cover all associated disposal or return shipping costs within thirty (30) days of Synthes’ request for such instructions.

2.5.4. If the parties hereto fail to agree as to whether a delivered quantity of Product meets its agreed Specifications, then the parties shall cooperate to have the Product in dispute analyzed by a qualified independent testing laboratory jointly selected by KNC and Synthes. The following provisions shall apply with respect to the results indicated by such independent laboratory:

a. If the Product is determined to have met its Specifications, then Synthes shall bear the costs of the independent laboratory testing and shall accept the shipment of such Product and promptly pay for such Product if not yet paid; or

b. If the Product is determined not to meet its Specifications, then KNC shall, at its sole expense and option, and in a reasonably prompt manner, either replace the returned nonconforming Product with conforming Product or refund to Synthes the Transfer Price paid with respect to thereto, if any, and KNC shall bear the costs of the independent laboratory testing.

2.5.5. The Products shall be labeled consistent with Synthes’ standard protocols, with the addition of “Manufactured by Kensey Nash Corporation” or like language; provided, however, that all labeling will conform to all applicable legal and regulatory requirements.

2.6. Transfer Price; Terms.

2.6.1.

a. The prices to be paid to KNC by Synthes (the “Transfer Price”) for Initial Products shall be as set forth in Exhibit 2.6.1(a)-1, which prices may be amended in accordance with this Section 2.6.1(a). Additional Products may be added by mutual agreement of the parties to Exhibit 2.6.1(a)-2 and the Transfer Price to be paid to KNC by Synthes for such Additional Products shall be as set forth in Exhibit 2.6.1(a)-2, which prices may be amended in accordance with this Section 2.6.1(a). Upon the mutual written agreement of the parties, KNC may raise the Transfer Price by an amount up to the percentage increase of the consumer price index (“CPI”) on a cumulative basis since the previous CPI increase, no more frequently than once annually, upon ninety (90) days advance notice. Additionally KNC may increase the Transfer Price, no more frequently than once annually, in the event of a documented increase in the cost of the raw materials used to produce the Products, which percentage increase for the Transfer Price shall be no more than fifty percent (50%) of the actual increase in costs of the raw materials and shall be proportional to the cost of the raw materials compared to the costs of the entire Product (any such increase, a “Price Increase Resulting from Raw Materials”). In the event that, due to changes in the marketplace, Synthes reasonably believes that it is necessary to reduce the price of the Products sold by Synthes to its customers, the parties agree to negotiate in good faith with respect to a potential reduction in the Transfer Price for such Products.

b. **

2.6.2. Synthes shall pay KNC for sales samples, training materials, and demonstration materials purchased from KNC at the Transfer Price less ten percent (10%).

2.6.3. All Products and other items purchased by Synthes from KNC shall be shipped F.O.B. KNC’s facility in Exton, Pennsylvania. Synthes may request specific non-shipping dates at the time of order placement or confirmation or later as agreed (e.g., don’t ship on the last 5 days of the month).

2.6.4. The price of the Products sold by Synthes to its customers shall be established by Synthes in its sole discretion, and Synthes shall have the full power, authority, and discretion to change the price of the Products by either raising or lowering the price as it shall see fit. Synthes shall follow its normal business practices in establishing price, selling to and billing its customers.

2.6.5. Synthes shall pay KNC the Transfer Price for Products delivered to Synthes by KNC no later than forty-five (45) days after Synthes’ receipt of each of KNC’s invoices.

2.6.6. During the 18 month period following the Effective Date, Synthes shall, consistent with its historical practices, purchase raw materials from third party suppliers, including, without limitation, Mathys, J.T. Baker, Covidien and Purac, in sufficient quantity to enable KNC to meet the Supply Minimum with respect to applicable Products, and timely provide such raw materials to KNC on pricing terms consistent with those historically charged to Synthes (subject to any price increase for such raw materials charged to Synthes by such third party suppliers, provided that Synthes shall use reasonable efforts to oppose and minimize any such price increase and shall negotiate in good faith on behalf of KNC with respect thereto), which amount shall be offset against amounts otherwise payable by Synthes to KNC hereunder. Synthes shall use its best efforts to transition to KNC Synthes’ relationships with such third party suppliers of raw materials other than Mathys. Synthes shall use reasonable efforts to assist KNC in continuing the supply of raw materials from Mathys.

2.6.7. Credit to Synthes. As partial consideration for the transfer of the Conveyed Patents under the Purchase Agreement, KNC shall, in each of its fiscal years, credit to Synthes, any amounts paid to KNC under both (a) the License Agreement entered into between Metra Orthopedics and Norian Corporation on June 3, 1994, and (b) the License Agreement entered into between Howmedica and Norian Corporation on December 16, 1992 (the “Royalties”), up to an amount equal to one dollar ($1) multiplied by the number of units of Products (excluding item number 40-0936) sold to Synthes by KNC (the “Unit Dollars”) in that fiscal year. In the event that (x) the Unit Dollars in any given year exceeds the Royalties in the same year (the difference between such Unit Dollars and Royalties shall be the “Overage”), and in a subsequent year the Royalties exceed the Unit Dollars, then the Overage shall be added to the Unit Dollars in calculating the credit for such subsequent year.

2.7. Reserve Inventory.

KNC agrees to use commercially reasonable efforts to maintain a quantity of Products equal to at least twenty-five percent (25%) of the twelve-month Forecast provided pursuant to Section 2.3 (on a rolling basis) in an intermediate unfinished state during the period beginning September 30, 2012 (provided that KNC shall in good faith attempt to comply with the foregoing threshold beginning as of April 30, 2012) and ending as of the conclusion of the Term.

2.8. Manufacturing Right.

2.8.1. Failure to Supply. KNC’s failure to meet the Supply Minimum with respect to any Product category set forth on Exhibit 1.7 shall, with respect to such Product category, constitute a Failure to Supply (a “Failure to Supply”), subject to the following:

a. No Failure to Supply shall be deemed to occur unless the cumulative Binding Forecasts for each of the three (3) years prior to the alleged period constituting the Failure to Supply have increased year-to-year;

b. No Failure to Supply shall be deemed to occur by virtue of Synthes’ failure to provide any Forecast or raw materials pursuant to Section 2.6.6;

c. No Failure to Supply shall be deemed to occur during any time in which any payments due from Synthes to KNC are past due (except for payments which Synthes is disputing in good faith); and

d. No Failure to Supply shall be deemed to occur in the event of a force majeure event (as described in Section 11.12) declared by KNC, in which case

KNC shall use its reasonable commercial efforts to reinstitute supply of Products as soon as practicable, but in the event that the force majeure event renders it likely that supply of Product will not be reinstated for one hundred and twenty (120) days or more, KNC shall implement its standard procedures for disaster recovery.

2.8.2. Right to Cure Failure to Supply. Prior to declaring a Failure to Supply for other than a force majeure event, Synthes shall provide KNC written notice of its intent to declare a Failure to Supply, the anticipated date of such declaration and explaining in reasonable detail the basis of Synthes’ belief that a Failure to Supply is imminent. No Failure to Supply shall be deemed to exist if (i) within ten (10) days of such notice, KNC provides Synthes with reasonable assurances that KNC can and will meet the Supply Minimum requirements for the following twelve-month period, and (ii) for a period of three (3) consecutive months from the anticipated date of such declaration KNC meets the Supply Minimum requirements. KNC shall have no right to cure a Failure to Supply if the Failure to Supply is a result of KNC’s intentionally withholding Product from Synthes (absent any breach by Synthes).

2.8.3. Manufacturing Right. In the event of Failure to Supply, Synthes shall have the right, following written notice to KNC, for the balance of the then-present Initial Term or Renewal Term, to manufacture, or have manufactured by a third party, any Product in the applicable Product category set forth on Exhibit 1.7 (the “Manufacturing Right”). KNC shall provide reasonable assistance to Synthes in establishing an alternative source of supply. The parties agree that the remedy set forth in this Section 2.8.3 shall be Synthes’ sole remedy with respect to a Failure to Supply, and Synthes shall not be permitted to terminate this Agreement as a result of any such Failure to Supply.

3.	OWNERSHIP OF INTELLECTUAL PROPERTY

Except as expressly set forth in this Agreement, each party retains all rights to its own Intellectual Property.

4.	LICENSE GRANTS AND GRANT CONSIDERATION

4.1. By KNC. Pursuant to and during the Term of this Agreement, KNC hereby grants to Synthes a fully-paid (subject to Synthes’ payment obligations under this Agreement), royalty-free, worldwide license to KNC Intellectual Property, with the right to sublicense solely to its Affiliates, to use such Intellectual Property solely and to the extent necessary to market, sell, and/or distribute Products.

4.2. By Synthes. During the Term of this Agreement, Synthes hereby grants, and shall cause its Affiliates to grant, to KNC an exclusive, fully paid, royalty-free license to Synthes Intellectual Property, solely and to the extent necessary to manufacture the Products, without the right to sublicense, provided that KNC shall be permitted to sublicense such license to an Affiliate of KNC solely to the extent necessary to manufacture the Products. For the avoidance of doubt, Synthes shall ensure that any rights that Synthes or any of its Affiliates grants to any party to use the Synthes Intellectual Property shall be subject to the exclusive license grant set forth in the immediately preceding sentence. For the avoidance of doubt, Synthes shall ensure that any lawful use of the Synthes Intellectual Property shall be subject to the exclusive license set forth in this Section.

4.3. Manufacturing Grant. In the event that Synthes exercises its Manufacturing Right in accordance with Section 2.8, KNC hereby grants to Synthes a fully-paid, royalty-free, non-exclusive worldwide license to the KNC Intellectual Property, with the right to sublicense solely to its parent or subsidiaries and to any third party manufacturer, to use the KNC Intellectual Property solely (a) to the extent necessary to manufacture Products pursuant to such Manufacturing Right and (b) to the extent and for the duration required to exercise such Manufacturing Right in accordance with Section 2.8. Synthes shall ensure that any sublicense of the foregoing license to a third party manufacturer (x) is in writing, (y) contains the limitations set forth in this Section 4.3 and (z) specifically states that such third party manufacturer shall only manufacture Products for Synthes.

4.4. No Other Rights. Except as otherwise expressly provided in this Agreement, neither party shall have any license or other right to use the Intellectual Property of the other party.

4.5. Term Of Licenses. Subject to Section 9.2.3, the licenses and rights granted in this section shall continue for so long as this Agreement remains in full force and effect. To the extent required by Law, the parties shall be entitled to register or report, as applicable, the licenses and rights granted hereunder with competent authorities in any relevant jurisdiction.

5.	CLINICAL DEVELOPMENT, MARKETING AND REGULATORY MATTERS

5.1. General Responsibility. Each party shall comply in all material respects with all applicable Law in conducting its activities under this Agreement and, except as provided for herein, shall bear its own cost and expense of complying therewith.

5.2. Regulatory Approvals. Synthes shall be responsible for obtaining U.S. FDA clearances or approvals (as applicable) and CE Mark approvals to distribute Products at its own expense.

5.3. MDR and Complaints.

5.3.1. Each party shall cooperate fully with the other party in dealing with customer complaints concerning the Products and shall take reasonable action to promptly resolve and follow up with regard to such complaints.

5.3.2. Synthes shall be solely responsible for complying with the Medical Device Reporting requirements set forth in 21 C.F.R. Part 803, as may be amended from time to time, and similar non-U.S. requirements (collectively, “MDR”) for the Products. Synthes shall promptly provide to KNC copies of such filings and reports that relate to the safety or efficacy of the Products.

5.3.3. KNC shall provide such assistance and information as Synthes reasonably request to fulfill its MDR obligations for the Products.

5.3.4. Synthes shall keep and maintain a record of all customer complaints received by Synthes relating to the Products that are required to be maintained by Synthes pursuant to 21 C.F.R. § 820.198 and similar non-U.S. requirements; and promptly notify KNC upon receipt of any information that indicates a safety concern with respect to the Products that relate to the manufacturing or design which affect the safety or efficacy of the Products.

5.3.5. KNC shall promptly notify Synthes upon receipt of any information that is a “complaint” as defined in 21 CFR 820.3(b), or that indicates a safety concern with respect to the Products, and otherwise cooperatively undertake investigations, provide information and analysis, including those required by 21 CFR 820.198(e), and conduct such follow-up activities as reasonably requested by Synthes in fulfillment of Synthes’ obligations under this section.

5.4. Removals and Corrections (Recalls).

5.4.1. If either party in good faith determines that a removal, correction or other field action involving the Products is warranted, such party shall immediately notify the other party in writing and shall advise such other party of the reasons underlying its determination that a removal, correction or other field action is warranted. The parties shall consult with each other as to any action to be taken in regard to such removal, correction or other field action. If after consultations: (1) Synthes in good faith believes that such a removal, correction or field action should be undertaken with respect to the Products’ labeling, the parties shall, at Synthes’ sole cost and expense unless the applicable Product was not manufactured in conformance with the Specifications, cooperate in carrying out the same; or (2) Synthes in good faith believes that such a removal, correction or field action should be undertaken with respect to one or more Products, the parties shall, at Synthes’ sole cost and expense unless the applicable Product was not manufactured in conformance with the Specifications, cooperate in carrying out the same.

5.4.2. Synthes shall submit to the FDA and any similar non-U.S. regulatory entities (collectively, “Regulatory Agencies”) necessary reports of removals, corrections or other field actions, as required under 21 C.F.R. Part 806 and any similar non-U.S. requirements, and shall be responsible for drafting any notifications of removals and corrections with respect to the Products and the Products’ labeling. Synthes shall within a reasonable time thereafter provide KNC with a copy of any such report as filed with a Regulatory Agency. Synthes shall notify KNC within five (5) days of a determination that the Products shall be subject to a removal, correction, recall or other field action. Synthes shall maintain records of all corrections or removals as required by Law, and shall promptly provide KNC with a copy of such records.

5.4.3. KNC shall be responsible for all costs and expenses of any removals or corrections to the extent such removal or correction is caused by: (A) defects in the raw materials or manufacture of the Products wherein such defect causes the Products to not meet the Specifications, or (B) the failure of KNC to comply with any requirement under Section 10.2. Synthes shall be responsible for the cost and expenses of all other removals or corrections.

6.	INFRINGEMENT ACTIONS.

6.1. Infringement Notification. If Synthes or KNC is threatened with a suit or sued by a third party, or if Synthes or KNC learns of any third party infringement (including misappropriation and suspected infringement and misappropriation) of Synthes Intellectual

Property or KNC Intellectual Property because of activities in connection with the design, development, manufacture and/or distribution of Products, the party who has been threatened with such suit or sued, or learns of such infringement, shall promptly notify the other party in writing of such event.

6.2. Infringement Defense. In the case of a suit alleging infringement of a third-party’s Intellectual Property by a Product, Synthes shall be solely responsible for controlling the defense of such suit and shall have the sole right to settle such suit pursuant to the provisions of Section 8.3.

6.3. Third Party Infringement. In the case of a suit alleging infringement by a third party of (a) any Synthes Intellectual Property, for which suit Synthes shall be solely responsible for controlling the prosecution and settlement thereof, (b) any KNC Intellectual Property, for which suit KNC shall be solely responsible for controlling the prosecution and settlement thereof, or (c) Synthes Intellectual Property and KNC Intellectual Property, for which suit the parties shall jointly control the prosecution and settlement thereof, the parties shall, following payment of reasonable attorneys’ fees related to such action, equitably share in the proceeds derived from such action based on their respective losses resulting from such third party infringement.

7.	CONFIDENTIAL INFORMATION

7.1. Confidential Information. All information disclosed by one party to the other party pursuant to this Agreement shall be deemed “Confidential Information” hereunder regardless of whether such information is marked as “Confidential” or with some similar designation. Such Confidential Information includes, without limitation, the terms and provisions of this Agreement, each party’s Intellectual Property, proprietary information and trade secrets regarding design, development, manufacturing, testing, and regulatory approval of products. Confidential Information shall be safeguarded by the recipient, shall not be disclosed to third parties and shall be made available only to such of recipient’s employees, independent contractors and/or agents who need to know the Confidential Information in connection with the performance of such party’s obligations hereunder, who are informed by the recipient of the confidential nature of the information, and who either enter into or have already entered into a confidentiality agreement containing terms substantially similar to, and at least as restrictive as, those set forth in this section. The receiving party shall not use the disclosing party’s Confidential Information for any purpose other than performing its obligations hereunder or as permitted under this Agreement. All Confidential Information shall remain the property of the disclosing party and shall be returned to the disclosing party within thirty (30) days of receipt of a written request by the recipient from the disclosing party or within thirty (30) days of termination of this Agreement. Notwithstanding the forgoing, the recipient may retain a copy of such Confidential Information: (a) for purposes of ascertaining the party’s rights and obligations with respect to such Confidential Information; provided, however, Confidential Information retained for this purpose shall be held exclusively by the recipient’s counsel; or (b) if, in the opinion of counsel for the recipient, the recipient is required by applicable Law to retain a copy of the Confidential Information, and in any such case, the recipient shall notify the discloser of same. For the avoidance of doubt, KNC shall be deemed the disclosing party with respect to any Confidential Information acquired by KNC in connection with the transactions contemplated by the Purchase Agreement. The mutual obligations of confidentiality set forth in this section shall apply during the Term of this Agreement and for a period of five (5) years after the termination or expiration of this Agreement. Confidential Information shall not include any information that:

a. is or hereafter becomes generally available to the public other than by reasons of default with respect to any confidential obligation under this Agreement; or

b. was already known to the recipient as evidenced by prior written documents already in its possession; or

c. is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party; or

d. is or was developed by or on behalf of the recipient without reliance on the disclosing party’s Confidential Information; or

e. is used with the written consent of the disclosing party in applications for patent, copyright, or other intellectual property protection; or

f. has been approved in writing for publication by each of the parties.

7.2. Permitted Disclosures. Notwithstanding the provisions of Section 7.1 above, each party hereto may disclose the other’s Confidential Information, to the extent such disclosure is reasonably necessary, in prosecuting or defending litigation, complying with applicable governmental Law, regulations or court orders, or submitting information to tax or other governmental authorities; provided that if a party is legally required to make any such disclosure of the other party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the other party of such disclosure and will use commercially reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).

8.	INDEMNIFICATION

8.1. KNC Indemnified Parties. Synthes will defend, indemnify and hold KNC, its subsidiaries and Affiliates, and their respective shareholders, directors, officers and employees (collectively, the “KNC Indemnified Parties”) harmless against any and all actual and direct losses, damages, liabilities, costs and expenses whatsoever (including reasonable attorneys’ fees) (collectively, “Losses”), paid or incurred by or asserted against the KNC Indemnified Parties based upon or arising from: (i) the marketing or distribution by Synthes of Products; (ii) any claim, demand, action or proceeding initiated by any third party based upon products liability or a similar theory, including any claim, demand, action or proceeding related to the design of the Products; (iii) infringement by the Products of a third party’s intellectual property where the claim of infringement is based on Synthes Intellectual Property, a Synthes design or KNC Intellectual Property acquired in connection with the transactions contemplated by the Purchase Agreement; (iv) the failure of Synthes to comply with any requirement under Section 10.3; (v) any negligent or fraudulent act or willful misconduct of Synthes or its employees, agents or representatives in the performance of this Agreement; (vi) all third party claims arising out of the death or personal injury of Synthes’ employees or agents while at KNC’s work site or otherwise on the premises of KNC in connection with work under this Agreement, except for such claims which result from the willful misconduct or gross negligence of KNC or its officers, agents, servants and employees; or (vii) any third party claims relating to damage to KNC’s property caused by Synthes’ employees or agents while at KNC’s work site or otherwise on the premises of KNC in connection with work under this Agreement. Synthes’ liability under this section shall be reduced to the extent that Synthes demonstrates, by a preponderance of the evidence, that any such Losses were caused solely by the negligence or willful misconduct of the KNC Indemnified Parties or by the failure of KNC to perform its duties under this Agreement. Synthes shall maintain a primary and noncontributing products liability insurance with a combined single limit of not less than $5,000,000 (bodily injury and property damage) per occurrence. KNC shall have the right to demand and receive satisfactory evidence of such insurance coverage and shall have the right to maintain such coverage on Synthes’ behalf and at Synthes’ expense in the event of Synthes’ nonpayment of premiums or lapse of coverage. As an alternative to maintaining such a policy of products liability insurance, Synthes may maintain a program of self-insurance, with reserves to be set by an independent actuary. Synthes shall provide KNC reasonable evidence of such self-insurance upon KNC’s written request.

8.2. Synthes Indemnified Parties. KNC will defend, indemnify and hold Synthes, its subsidiaries and Affiliates and their respective shareholders, directors, officers and employees (collectively, the “Synthes Indemnified Parties”) harmless against any and all actual and direct Losses paid or incurred by or asserted against the Synthes Indemnified Parties based upon or arising from: (i) any claim, demand, action or proceeding initiated by any third party based upon product liability or a similar theory, where the Products failed to meet the Specifications, except for any such claim arising from Product manufactured by a party other than KNC (during any Period of exercise by Synthes of the Manufacturing Right or otherwise); (ii) the failure of KNC to comply with any requirement under Section 10.2; (iii) any negligent or fraudulent act or willful misconduct of KNC or its employees, agents or representatives in the performance of this Agreement; (iv) all third party claims arising out of the death or personal injury of KNC’s employees or agents while at Synthes’ work site or otherwise on the premises of Synthes in connection with work under this Agreement, except for such claims which result from the willful misconduct or gross negligence of Synthes or its officers, agents, servants and employees; or (v) any third party claims relating to damage to Synthes’ property caused by KNC’s employees or agents while at Synthes’ work site or otherwise on the premises of Synthes in connection with work under this Agreement. KNC’s liability under this section shall be reduced to the extent that KNC demonstrates, by a preponderance of the evidence, that any such Losses were caused solely by the negligence or willful misconduct of the Synthes Indemnified Parties or by the failure of Synthes to perform its duties under this Agreement. KNC shall maintain a primary and noncontributing products liability insurance with a combined single limit of not less than $5,000,000 (bodily injury and property damage) per occurrence. Synthes shall have the right to demand and receive satisfactory evidence of such insurance coverage and shall have the right to maintain such insurance coverage on KNC’s behalf and at KNC’s expense in the event of nonpayment of premiums or lapse of coverage.

8.3. Indemnification Procedures. A party claiming indemnification pursuant to this section shall promptly give the other party written notice of any action, suit or proceeding to which it claims such indemnity applies. The indemnifying party shall provide the defense with respect to claims to which this indemnity applies and in doing so shall have the right to control the defense and settlement with respect to such claims; provided, however, that any settlement includes a general release of the indemnified party with no admission or finding of fault by the indemnified party. The indemnified party shall cooperate fully with the indemnifying party in such defense, including making relevant documents available and providing witnesses to testify at any deposition, trial, hearing, arbitration, or other proceeding. A KNC Indemnified Party or Synthes Indemnified Party may participate at its expense in the defense of any action or claim which may be asserted against it and for which such party seeks indemnity pursuant to the provisions of this section, or such KNC Indemnified Party or Synthes Indemnified Party may assume the defense of such claim or action, including the right to settle or compromise any claim against it without the consent of the indemnifying party; provided, however, that in assuming such defense it shall be deemed to have waived its right to indemnification except in cases where: (i) the indemnifying party has failed to promptly initiate and continue the defense of such claim; or (ii) the indemnified party reasonably determines that a conflict of interest between the indemnifying party and the indemnified party exists with respect to such claim. Each party shall make a reasonable effort to cooperate in such settlement and/or defense.

9.	TERM AND TERMINATION

9.1. Term. This Agreement shall become effective upon the execution hereof by the parties hereto and shall continue in full force and effect for an initial term of ten (10) years from the date hereof (the “Initial Term”). This Agreement shall be automatically renewed for successive additional terms of two (2) years each upon the expiration of the Initial Term or the then-current Renewal Term (each, a “Renewal Term”), as the case may be (the Initial Term and any Renewal Term, collectively, the “Term”).

9.2. Termination.

9.2.1. This Agreement may be terminated for cause upon the occurrence of any of the following events, such termination to be effective ninety (90) days (or such shorter period expressly set forth below) after the giving of written notice by the party entitled to terminate:

a. by either party if the other party breaches any of the covenants, representations, warranties or other terms of this Agreement or defaults in the performance of any of its obligations hereunder and: (X) such breach or default is not cured within ninety (90) days after written notice thereof given by the non-defaulting party; or (Y) in the event such breach or default shall reasonably require longer than ninety (90) days to cure, the breaching party fails to commence to cure such breach or default within such 90-day period, does not diligently pursue such cure and/or does not accomplish such cure within a reasonable period of time, which shall not in any event exceed fifteen (15) months;

b. by either party if the other party becomes insolvent under local Law, makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for a reorganization or to effect a plan or other arrangement with its creditors, files an answer to a creditor’s petition or other petition against it for an adjudication in bankruptcy or for a reorganization admitting the material allegations thereof, or applies for or permits the appointment of a receiver, trustee or custodian for any substantial portion of its properties or assets;

c. by either party if an order is entered by any court approving an involuntary petition seeking reorganization of the other party, or appointing a receiver, trustee or custodian for any substantial portion of the other party’s assets or business; or

d. by either party if the other party for any reason voluntarily or involuntarily suspends transaction of its business or ceases to function as a going concern.

Expiration or termination of this Agreement shall not prejudice or otherwise affect (i) any indebtedness then owing by either party to the other under this Agreement or otherwise; or (ii) any covenants, representations, warranties disclaimers, or other provisions of this Agreement which under the express terms hereof survive the expiration or termination of this Agreement.

9.2.2. KNC shall fulfill the Binding Forecasts received prior to termination or expiration of this agreement, and Synthes shall fulfill its payment obligations related thereto, in each case in accordance with this Agreement.

9.2.3. In the event that this Agreement is terminated by KNC as a result of the occurrence of any event set forth in Section 9.2.1, then, immediately upon the effectiveness of such termination, KNC shall be automatically granted a perpetual, exclusive, fully paid, royalty-free license, with the right to sublicense, to all Synthes Intellectual Property, approvals, consents and clearances necessary to manufacture, market, sell and distribute the Products.

9.3. Survival. The termination or expiration of this Agreement shall not affect vested rights of any party hereto existing as of the date of such termination or expiration, or other obligations expressly intended to survive the termination or expiration hereof, or the rights and obligations set forth in Section 7.1 (Confidential Information), Section 8 (Indemnification), Section 9 (Term and Termination) and Section 11 (Miscellaneous).

10.	REPRESENTATIONS AND WARRANTIES

10.1. Representations and Warranties of Each Party. Each of KNC and Synthes represents and warrants to the other that: (i) it has the full right and authority to enter into this Agreement and grant the rights granted herein; (ii) the execution, delivery and performance by its employees or agents of this Agreement, the fulfillment and the compliance with respective terms and provisions hereof, and the consummation of the transactions contemplated herein, do not and will not (a) conflict with, or violate any provision of, any Law, regulation, policy, order, judgment, injunction, decree, or award of any arbitrator or governmental authority having applicability to such party or any of its employees or agents, or (b) conflict with, or result in any breach of, or constitute a default under, any agreement, commitment, or other instrument to which such party or any of its employees or agents is a party or by which its or any of its employees or agents may be bound or affected; (iii) this Agreement has been duly authorized, is binding on such party and enforceable in accordance with its terms; and (iv) all of its activities in the design, development, manufacture and sale of Products and other items under this Agreement shall comply in all material respects with all applicable Law.

10.2. Representations and Warranties of KNC. KNC represents and warrants to Synthes that the Products and other items furnished hereunder will be manufactured in accordance with the applicable approved Specifications and FDA Quality System Regulations (QSR), and ISO 13485:2003 or equivalent.

10.3. Representations and Warranties of Synthes. Synthes represents and warrants that (a) all of its activities related to the design, marketing, distribution, sale and handling of the Products pursuant to this Agreement shall comply in all material respects with all applicable Law, (b) it has, and shall have for the duration of the Term, all necessary regulatory approvals to perform its obligations, and to grant all of the rights granted, under this Agreement, (c) to the best of Synthes’ knowledge, all KNC Intellectual Property, to the extent acquired in connection with the transactions contemplated by the Purchase Agreement, and the Synthes Intellectual Property do not infringe any Intellectual Property right of any entity or individual, and (d) as of the Effective Date the Products are manufactured in conformance with the Specifications and with industry standard good manufacturing practices and quality management procedures. So long as this Supply Agreement is in effect, Synthes shall, and shall cause its Affiliates to, comply in all material respects with the Corporate Integrity Agreement between the Office of the Inspector General of the United States Department of Health and Human Services and Synthes, Inc., executed by Synthes, Inc. on September 15, 2010.

10.4. No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS, STATUTORY OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, A PARTY’S INTELLECTUAL PROPERTY OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, AND HEREBY EXPRESSLY DISCLAIMS ANY OTHER FORM OF WARRANTY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. THIS STATED WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES PROVIDED BY LAW.

11.	MISCELLANEOUS

11.1. Relationship of Parties. Nothing in this Agreement shall be construed or interpreted as creating a joint venture or partnership between the parties. Except as expressly set forth in this Agreement, neither party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party or to act in any way in such capacity. Neither party shall have any right or authority to bind the other party in any way, except as expressly set forth in this Agreement, and the relationship of the parties has at all times and will continue to be that of independent contractors.

11.2. Public Announcements. Neither party shall originate without the prior written consent of the other party, any publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder; provided, however, that either party may make such disclosures when, and to the extent, that it is required by Law to make such disclosures. If a party makes an announcement required by Law under this Agreement, or upon the reasonable advice of counsel, it will endeavor to give the other party advance written notice of the text of the announcement so that the other party will have an opportunity to comment upon the announcement.

11.3. Entire Agreement. Except as expressly stated herein, this Agreement is the entire understanding of the parties, and supersedes all prior agreements or understandings, whether written or oral, with respect to this subject matter. Except as expressly stated herein, no terms, conditions, or warranties, other than those written in this Agreement, and no amendments or modifications of this Agreement will be binding on the parties unless in writing and signed by the parties. The language of this Agreement shall for all purposes be construed as a whole, according to its fair meaning, not strictly for or against either party, and without regard to the identity or status of any person who drafted all or any part of it.

11.4. Further Actions. The parties hereto hereby agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement.

11.5. Waiver. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the waiver is sought. Neither the waiver by either of the parties hereto or a breach of, or a default under, any of the provisions of this Agreement, nor the failure or delay of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder. All rights and remedies conferred under this Agreement or by any other instrument or Law shall be cumulative and may be exercised singularly or concurrently.

11.6. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the Law of any jurisdiction, the validity of the remaining part or provisions shall not be affected by such holdings. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.7. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

11.8. Execution in Counterparts. This Agreement and any amendments hereto may be executed in several counterparts, and when executed, shall constitute one agreement binding on all the parties hereto, notwithstanding that all signatures are not on the same counterpart.

11.9. Amendments. This Agreement shall not be amended, altered, or modified except by a written instrument duly executed by the parties hereto.

11.10. Assignment. This Agreement, or any of the rights and obligations created herein,

shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party (which shall not be unreasonably withheld or delayed); provided, however that either party may assign its rights and obligations to a wholly-owned subsidiary or to an affiliate that is wholly owned by the parent of the party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted assignees of the parties hereto.

11.11. Notices. All notices to be given hereunder shall be sent by facsimile transmission or certified mail, return receipt requested to the respective addresses set forth hereinafter; provided, however, that either of such addresses may be changed by two (2) weeks written notice hereof to the other party. Any notices given by facsimile transmission and/or certified mail shall be effective when actually received or refused by addressee.

Any notices to KNC shall be addressed to:

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, PA 19341

Attn.: Joseph Kaufmann

Facsimile No.: (484) 713-2900

With a copy (which shall not constitute notice) to:

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, PA 19341

Attn: Jeffrey C. Kelly, Esq.

Facsimile No.: (484) 713-2909

and with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661

Attn: David R. Shevitz

         David J. Kelly

Facsimile No.: (312) 577-8768

Any notices to Synthes shall be addressed to:

Synthes USA Sales, LLC

1302 Wrights Lane East

West Chester, PA 19380

Attn: Robert P. Donohue and Terrance Carlson

Facsimile No.: (610) 719-5115

11.12. Force Majeure. Neither party shall be liable to the other for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond that party’s control, or by reason of any of the following: civil disorders, acts of aggression, acts of God, strikes, fires, floods, embargoes, war, or any similar cause beyond the control of, or occurring without the fault of the party whose performance is excused under this section (the “Excused Party”). The Excused Party shall give written notice to the other party detailing the force majeure event that the Excused Party claims excuses performance hereunder and the time period during which the Excused Party desires to have its performance excused. As soon as possible after cessation of the force majeure event upon which the Excused Party is relying, the Excused Party shall once again be obligated to perform in accordance with the terms and conditions of this Agreement.

11.13. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND, WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING. The foregoing shall not apply to the indemnity obligations of the parties in Section 8 to the extent that such indemnity obligations arise from: (a) a final judgment of any court awarding incidental, indirect, special, exemplary, punitive or consequential indirect damages to a third party; or (b) any settlement agreement with a third party that includes such damages and that is entered into with the prior written agreement of the indemnifying party.

11.14. Dispute Resolution. In the event of a dispute between the parties relative to this Agreement or any transactions concluded hereunder, the parties shall first use good faith efforts to amicably arrive at a settlement acceptable to both parties. If, however, a settlement cannot be reached within a reasonable time after such dispute arises, the parties agree to submit the dispute to mediation in accordance with the rules of the American Arbitration Association. In the event a settlement cannot be reach within a reasonable time after commencing the mediation process, a party may seek redress in the courts. The parties agree that any legal action based upon such a dispute or any claims arising out of this Agreement that is not or are not resolved through mediation shall be exclusively brought before and decided by the U.S. District Court for the Eastern District of Pennsylvania, or such other jurisdiction as the parties may mutually agree upon. This Agreement shall be governed by and construed in accordance with the Laws of the United States and the Commonwealth of Pennsylvania (not including the choice of law rules thereof). This Agreement shall not be governed by the United Nations Convention on Contracts for the Sale of International Goods.

11.15. No Third Party Rights. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors and assigns as permitted hereunder.

11.16. Change of Control. In the event of a change of control of a party hereto (such party, the “Selling Party”), the Selling Party shall require that the new controlling party explicitly assume all of the Selling Party’s obligations under this Agreement. A change of control shall mean an acquisition of a party hereto or a sale of all or substantially all of a party’s assets or business to which this Agreement relates.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

KNC: KENSEY NASH CORPORATION

By:	/s/ Joseph W. Kaufmann
Name:	Joseph W. Kaufmann
Title:	President and Chief Executive Officer
SYNTHES: SYNTHES USA SALES, LLC

By:	/s/ Robert Donohue
Name:	Robert Donohue
Title:	Vice President

List of Exhibits to Supply Agreement

Exhibits

Exhibit 1.7	Exclusive Products

Exhibit 1.11	Initial Forecast (Exhibit Redacted**)

Exhibit 2.6.1(a)-1	Transfer Prices for Initial Products (Exhibit Redacted**)

Exhibit 2.6.1(a)-2	Transfer Prices for Additional Products (Exhibit Redacted**)

Exhibit 1.7

Exclusive Products

Product Categories:

•	Norian SRS

•	Norian CRS

•	Norian Fast Set Putty

•	Norian Drillable

•	Norian Reinforced

•	Norian Mixer

•	chronOS Preforms

•	chronOS Strip

•	SynPor UHMWPE Sheets

•	chronOS used in pre-filled Cages

•	Scout adhesion barrier

•	Bone Marrow Aspiration System

•	Delivery Needle

Kensey Nash Supply Agreement